                                                                    EXHIBIT 11.1

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                      COMPUTATIONS OF EARNINGS PER SHARE

                   (in thousands, except per share amounts)

                                                    THREE MONTHS ENDED            SIX MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                  ----------------------       ----------------------
                                                    1997         1996            1997          1996
                                                  ---------    ---------       ---------    ---------
Weighted average common shares
outstanding:

Average shares outstanding during period             17,779       11,063          17,779        9,766

Cheap stock (1)                                           _          204               _        1,063

Cheap options (1)                                         _        1,657               _        1,657
                                                  ---------    ---------       ---------    ---------

    Total primary weighted average
         common shares                               17,779       12,924        17,779       12,486
                                                  =========    =========       =========    =========
Non Cheap options                                         _           89               -           86
                                                  ---------    ---------       ---------    ---------

    Total fully diluted weighted average
         common shares                               17,779       13,013          17,779       12,572
                                                  =========    =========       =========    =========



Net loss applicable to common shares:

Net loss                                          $  (8,875)   $  (2,111)      $ (13,782)   $  (3,232)
                                                  =========    =========       =========    =========

Loss per common share and
     common share equivalent - Primary            $   (0.50)   $   (0.16)      $   (0.78)   $   (0.26)
                                                  =========    =========       =========    =========

Loss per common share and
     common share equivalent - Fully Diluted      $   (0.50)   $   (0.16)      $   (0.78)   $   (0.26)
                                                  =========    =========       =========    =========


(1) Pursuant to Staff Accounting Bulletin Number 83, for proper calculation of the three and six months ended June 30, 1996 weighted average common shares outstanding, stock options granted and stock issued within one year prior to Primus's November 7, 1996 initial public offering have been treated as outstanding for all of 1996 using the treasury stock method. In the three and six months ended June 30, 1997, the weighted average common shares outstanding has been calculated under Accounting Principles Board (APB) Statement No. 15.